Exhibit 99.1

Release:	IMMEDIATE RELEASE
Contact:	Bruce Byots
Vice President – Corporate and Investor Relations
Phone:	847-735-4612

Contact:	Daniel Kubera
Director – Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

BRUNSWICK REPORTS SECOND QUARTER RESULTS
CASH POSITION INCREASED and PIPELINE INVENTORY REDUCED
AS WEAK MARKET CONDITIONS CONTINUE

LAKE FOREST, Ill., July 30, 2009 -- Brunswick Corporation (NYSE: BC) reported today results for the second quarter of 2009:
•	Total sales of $718.3 million were down 52 percent versus 2008, primarily the result of marine sales that dropped by 56 percent from year-ago levels.
•	A net loss of $163.7 million, or $1.85 per diluted share, which includes $0.40 per diluted share of restructuring charges and $0.05 per diluted share of non-cash benefits from special tax items.
•	Cash on hand at quarter’s end was $461.2 million, up from 2008 year-end balance of $317.5 million.
•
Pipeline reduction and inventory management strategy leads to improved dealer inventory levels and company cash flow benefits, while resulting in a negative impact on the company’s revenue and earnings.

“Global demand for our products continues to be constrained across all of our businesses and is consistent with the trends experienced in the previous two quarters,” said Brunswick’s Chairman and Chief Executive Officer Dustan E. McCoy.  “We continue to successfully manage our operations for cash and maintain excellent levels of liquidity.  At the end of the second quarter, we had more than $460 million of cash, a $144 million and $102 million increase from year-end and previous quarter levels, respectively.

“Our ongoing inventory management and pipeline reduction strategy is to produce fewer units than we are wholesaling, and sell at wholesale at lower levels than our dealers are retailing. This strategy has enabled us to reduce overall marine inventories and has assisted our dealers in reducing the number of boats and engines on their showroom floors. Additionally these efforts have supported our strategy of maintaining the health of our dealers, which was reflected in our second quarter boat repurchase obligations, which remain at manageable levels.
“Our focus of reducing overall inventory levels combined with difficult marine market conditions, has resulted in higher discounts and sales incentives to facilitate retail boat sales, leading to increased losses during the quarter. Lower sales levels, reduced fixed-cost absorption and higher pension and bad debt expense were also factors in our reduced earnings. Partially offsetting these factors were cost savings generated from our successful and ongoing fixed-cost reduction activities and lower restructuring, exit and impairment charges,” McCoy said.

Second Quarter Results
For the second quarter of 2009, the company reported net sales of $718.3 million, down from $1,485.4 million a year earlier.  For the quarter, the company reported an operating loss of $145.4 million, which included $35.5 million of restructuring charges.  In the second quarter of 2008, the company had an operating loss of $17.2 million, which included $83.1 million of restructuring charges.
For the second quarter of 2009, Brunswick reported a net loss of $163.7 million, or $1.85 per diluted share, as compared with a net loss of $6.0 million, or $0.07 per diluted share, for the second quarter of 2008.  The diluted loss per share for the second quarter of 2009 included restructuring charges of $0.40 per diluted share and a $0.05 per diluted share benefit from special tax items.  Diluted earnings per share for the second quarter of 2008 included $0.59 per diluted share of restructuring charges, as well as special tax benefits and a gain on an investment sale totaling $0.04 per diluted share.

Review of Cash Flow and Balance Sheet
On May 29, 2009, the company entered into a new asset-based loan, secured by domestic Mercury Marine trade receivables.  Prior to the second quarter of 2009, these specific receivables had been sold to Brunswick Acceptance Company, the company’s financial services joint venture with CDF Ventures, LLC, a subsidiary of GE Capital Corporation, and consequently these trade receivables were not reflected on Brunswick’s balance sheet. This transaction did not have a material impact on cash, but resulted in an increase in working capital of approximately $84 million and an increase in short-term debt of approximately $81 million. After adjusting for this transaction, debt balances were flat compared with year-end 2008.
Cash and cash equivalents were $461 million at the end of the second quarter, up $144 million from year-end 2008 levels. The company’s increased cash position resulted primarily from a change in certain assets and current liabilities of $214 million and net tax refunds of approximately $78 million, partially offset by net losses experienced in the first half. This change was primarily the result of reductions of the company’s inventory and accounts and notes receivable, partially offset by decreased accounts payable and lower accrued expenses.

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, including the marine service, parts and accessories businesses, reported net sales of $415.2 million in the second quarter of 2009, down 43 percent from $723.6 million in the year-ago second quarter.  International sales, which represented 42 percent of total segment sales in the quarter, declined by 45 percent. For the quarter, the Marine Engine segment reported an operating loss of $7.8 million, including restructuring charges of $9.6 million.  This compares with operating earnings of $58.9 million in the year-ago quarter, including $17.6 million of restructuring charges.

    Sales were off across all Marine Engine operations, with sterndrive engines experiencing a greater sales decline than outboard engines.  Sales from the segment’s marine service, parts and accessories businesses, which represented 35 percent of total segment sales in the quarter, were down low single-digits, as boat usage and the purchase of parts and accessories remained relatively stable.
           Mercury’s manufacturing facilities continued to cut production rates and take plant furloughs during the quarter in response to lower retail demand and to reduce pipeline levels.  Lower sales, reduced fixed-cost absorption on lower production and higher bad debt expense had an adverse effect on operating earnings, which were partially offset by Mercury Marine’s expense reductions.

Boat Segment
The Boat segment is comprised of the Brunswick Boat Group and includes 17 boat brands.  The Boat segment reported net sales for the second quarter of 2009 of $138.8 million, down 77 percent compared with $591.7 million in the second quarter of 2008.   International sales, which represented 49 percent of total segment sales in the quarter, decreased by 75 percent during the period.  For the second quarter of 2009, the Boat segment reported an operating loss of $107.9 million, including restructuring charges of $17.9 million.  This compares with an operating loss of $42.2 million, including restructuring charges of $37.6 million, in the second quarter of 2008.
Boat manufacturing facilities also continued to significantly cut production rates and take plant furloughs during the quarter to address inventory levels held by the company and its dealers.  Lower sales, reduced fixed-cost absorption on lower production and higher discounts and sales incentives on retail sales by dealers had an adverse effect on operating earnings, which were partially offset by the Boat Group’s expense reductions.

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which manufactures and sells Life Fitness and Hammer Strength fitness equipment.  Fitness segment sales in the second quarter of 2009 totaled $105.0 million, down 33 percent from $156.9 million in the year-ago quarter.  International sales, which represented 45 percent of total segment sales in the quarter, declined by 40 percent.   For the quarter, the Fitness segment reported operating earnings of $0.2 million, including $0.2 million of restructuring charges.  This compares with operating earnings of $8.2 million, including restructuring charges of $1.3 million in the second quarter of 2008.
Commercial equipment sales, which account for the largest percentage of Fitness segment sales, declined in the quarter as gym and fitness club operators remained cautious about ordering equipment.  Sales of consumer exercise equipment were also down, although at lower rates than sales of commercial equipment.  Operating earnings reflected the unfavorable effect of lower sales, which was partially mitigated by actions taken by Life Fitness to reduce expenses.

Bowling & Billiards Segment
The Bowling & Billiards segment is comprised of Brunswick retail bowling centers; bowling equipment and products; and billiards tables and accessories.  Segment sales in the second quarter of 2009 totaled $77.4 million, down 30 percent compared with $110.4 million in the year-ago quarter.  For the quarter, the segment reported an operating loss of $5.9 million, including restructuring charges of $3.2 million.  This compares with an operating loss of $19.8 million, including restructuring charges of $19.8 million in the second quarter of 2008.
Retail bowling equivalent-center sales declined by a low double-digit percentage during the quarter.  The bowling products and billiards businesses experienced greater sales declines, as bowling center operators and retail billiards customers remained cautious about purchases.  Operating losses reflected the unfavorable effect of the reduced sales, which was partially offset by Bowling & Billiards’ cost reduction activities.

Outlook
“We continue to successfully execute our strategy to maintain liquidity without borrowing, take all reasonable actions to protect our dealer network, and position ourselves to take advantage of improvements in economic conditions as they occur,” McCoy said.  “While the actions undertaken to execute our strategy have negatively affected our sales and earnings in the first half of this year, as they will in the second half, they are purposeful and necessary to position Brunswick for success.  Our $100 million of cash generation in the quarter and $461 million of cash at quarter end, declining inventory in the field and weeks-on-hand in the pipeline, and cost reductions ensure our health and ability to significantly improve sales and margins when the economy and marine markets stabilize.
“We plan to end the year with cash in excess of $400 million, dealer pipelines at levels lower than at any time in the past 10 years, a reduction in net fixed costs of $260 million in 2009 alone, and new low-cost products in our marine markets.  In addition, we continue to analyze our manufacturing footprint, brands, models, and cost and operating structure. Our success in navigating through these very difficult market conditions places us in a strong competitive position when economic conditions improve. As such, we are uniquely positioned for continued market leadership in our marine and recreation businesses,” McCoy concluded.

Conference Call Scheduled
Brunswick will host a conference call today at 10 a.m. CDT, hosted by Dustan E. McCoy, chairman and chief executive officer, Peter B. Hamilton, senior vice president and chief financial officer, and Bruce J. Byots, vice president – corporate and investor relations.
The call will be broadcast over the Internet at www.brunswick.com.  To listen to the call, go to the Web site at least 15 minutes before the call to register, download and install any needed audio software.
Security analysts and investors wishing to participate via telephone should call (800) 369-2064 (passcode: Brunswick Q2).  Callers outside North America should call +1 (517) 308-9313 to be connected.  These numbers can be accessed 15 minutes before the call begins, as well as during the call.  A replay of the conference call will be available through midnight CDT Thursday, Aug. 6, 2009, by calling (800) 891-8253 or (203) 369-3378.  The replay will also be available at www.brunswick.com.

Forward-Looking Statements
Certain statements in this news release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about Brunswick’s business.   These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release.  These risks include, but are not limited to: the effect of the amount of disposable income available to consumers for discretionary purchases, and the level of consumer confidence on the demand for marine, fitness, billiards and bowling equipment, products and services; the ability to successfully complete restructuring efforts in the timeframe and cost anticipated; the ability to successfully complete the disposition of non-core assets; the effect of higher product prices due to technology changes and added product features and components on consumer demand; the effect of competition from other leisure pursuits on the level of participation in boating, fitness, bowling and billiards activities; the effect of interest rates and fuel prices on demand for marine products; the ability to successfully manage pipeline inventories; the financial strength of dealers, distributors and independent boat builders; the ability to maintain mutually beneficial relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and to develop alternative distribution channels without disrupting incumbent distribution partners; the ability to maintain market share, particularly in high-margin products; the success of new product introductions; the ability to maintain product quality and service standards expected by customers; competitive pricing pressures; the ability to develop cost-effective product technologies that comply with regulatory requirements; the ability to transition and ramp up certain manufacturing operations within time and budgets allowed; the ability to successfully develop and distribute products differentiated for the global marketplace; shifts in currency exchange rates; adverse foreign economic conditions; the success of global sourcing and supply chain initiatives; the ability to obtain components and raw materials from suppliers; increased competition from Asian competitors; competition from new technologies; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; and the effect of weather conditions on demand for marine products and retail bowling center revenues.  Additional factors are included in the company’s Annual Report on Form 10-K for 2008 and Quarterly Report on Form 10-Q for the quarter ended April 4, 2009. Such forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this news release, or for changes made to this document by wire services or Internet service providers.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood marine parts and accessories; Land 'N' Sea, Kellogg Marine, Diversified Marine and Benrock parts and accessories distributors; Arvor, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, Cypress Cay, Harris, Hatteras, Kayot, Lowe, Lund, Maxum, Meridian, Ornvik, Princecraft, Quicksilver, Rayglass, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Life Fitness and Hammer Strength fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables.  For more information, visit http://www.brunswick.com.

Brunswick Corporation
Comparative Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)
	Three Months Ended
	July 4,	June 28,
	2009	2008	% Change

Net sales	$718.3	$1,485.4	-52%
Cost of sales	644.3	1,182.0	-45%
Selling, general and administrative expense	162.6	205.5	-21%
Research and development expense	21.3	32.0	-33%
Restructuring, exit and impairment charges	35.5	83.1	-57%
Operating loss	(145.4)	(17.2)	NM
Equity earnings (loss)	(4.1)	6.3	NM
Investment sale gain	-	1.2	NM
Other income (expense), net	(0.2)	0.8	NM
Loss before interest and income taxes	(149.7)	(8.9)	NM
Interest expense	(18.3)	(11.4)	-61%
Interest income	1.0	1.5	-33%
Loss before income taxes	(167.0)	(18.8)	NM
Income tax benefit	(3.3)	(12.8)
Net loss	$(163.7)	$(6.0)	NM

Loss per common share:
Basic	$(1.85)	$(0.07)
Diluted	$(1.85)	$(0.07)

Weighted average shares used for computation of:
Basic loss per common share	88.4	88.3
Diluted loss per common share	88.4	88.3

Effective tax rate	2.0%	68.2%

Supplemental Information
Diluted net loss	$(1.85)	$(0.07)
Restructuring, exit and impairment charges (1)	0.40	0.59
Investment sale gain, net of tax	-	(0.01)
Special tax items	(0.05)	(0.03)
Diluted net earnings (loss), as adjusted	$(1.50)	$0.48

(1) The 2009 Restructuring, exit and impairment charges assume no tax benefit, while the 2008 Restructuring, exit and impairment charges include a tax benefit.

Brunswick Corporation
Comparative Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)
	Six Months Ended
	July 4,	June 28,
	2009	2008	% Change

Net sales	$1,453.0	$2,832.2	-49%
Cost of sales	1,287.8	2,259.2	-43%
Selling, general and administrative expense	317.8	408.7	-22%
Research and development expense	45.2	65.9	-31%
Restructuring, exit and impairment charges	75.1	105.3	-29%
Operating loss	(272.9)	(6.9)	NM
Equity earnings (loss)	(7.3)	11.1	NM
Investment sale gain	-	20.9	NM
Other income (expense), net	(1.6)	1.9	NM
Earnings (loss) before interest and income taxes	(281.8)	27.0	NM
Interest expense	(36.5)	(22.9)	-59%
Interest income	1.5	2.9	-48%
Earnings (loss) before income taxes	(316.8)	7.0	NM
Income tax (benefit) expense	31.1	(0.3)
Net earnings (loss)	$(347.9)	$7.3	NM

Earnings (loss) per common share:
Basic	$(3.94)	$0.08
Diluted	$(3.94)	$0.08

Weighted average shares used for computation of:
Basic earnings (loss) per common share	88.4	88.3
Diluted earnings (loss) per common share	88.4	88.4

Effective tax rate (1)	-9.8%	-5.0%

Supplemental Information
Diluted net earnings (loss)	$(3.94)	$0.08
Restructuring, exit and impairment charges (1)	0.85	0.74
Investment sale gain, net of tax	-	(0.11)
Special tax items	0.36	(0.02)
Diluted net earnings (loss), as adjusted	$(2.73)	$0.69

(1) The 2009 Restructuring, exit and impairment charges assume no tax benefit, while the 2008 Restructuring, exit and impairment charges include a tax benefit.

Brunswick Corporation
Selected Financial Information
(in millions)
(unaudited)

Segment Information (1)

	Three Months Ended
		Net Sales		Operating Earnings (Loss) (2)			Operating Margin
	July 4,	June 28,	%	July 4,	June 28,	%	July 4,	June 28,
	2009	2008	Change	2009	2008	Change	2009	2008

Marine Engine	$ 415.2	$ 723.6	-43%	$ (7.8)	$ 58.9	NM	-1.9%	8.1%
Boat	138.8	591.7	-77%	(107.9)	(42.2)	NM	-77.7%	-7.1%
Marine eliminations	(18.1)	(97.0)		-	-
Total Marine	535.9	1,218.3	-56%	(115.7)	16.7	NM	-21.6%	1.4%

Fitness	105.0	156.9	-33%	0.2	8.2	-98%	0.2%	5.2%
Bowling & Billiards	77.4	110.4	-30%	(5.9)	(19.8)	70%	-7.6%	-17.9%
Eliminations	-	(0.2)		-	-
Corp/Other	-	-		(24.0)	(22.3)	-8%
Total	$ 718.3	$ 1,485.4	-52%	$ (145.4)	$ (17.2)	NM	-20.2%	-1.2%

	Six Months Ended
		Net Sales		Operating Earnings (Loss) (3)			Operating Margin
	July 4,	June 28,	%	July 4,	June 28,	%	July 4,	June 28,
	2009	2008	Change	2009	2008	Change	2009	2008

Marine Engine	$ 759.1	$ 1,352.2	-44%	$ (58.4)	$ 92.5	NM	-7.7%	6.8%
Boat	344.1	1,157.3	-70%	(180.2)	(59.6)	NM	-52.4%	-5.1%
Marine eliminations	(51.1)	(207.2)		-	-
Total Marine	1,052.1	2,302.3	-54%	(238.6)	32.9	NM	-22.7%	1.4%

Fitness	223.6	306.1	-27%	0.5	16.3	-97%	0.2%	5.3%
Bowling & Billiards	177.3	224.0	-21%	4.7	(18.9)	NM	2.7%	-8.4%
Eliminations	-	(0.2)		-	-
Corp/Other	-	-		(39.5)	(37.2)	-6%
Total	$ 1,453.0	$ 2,832.2	-49%	$ (272.9)	$ (6.9)	NM	-18.8%	-0.2%

(1)
During the first quarter of 2009, the company realigned the management of its marine service, parts and accessories businesses. The Boat segment's parts and accessories businesses of Attwood, Land 'N' Sea, Benrock, Inc., Kellogg Marine, Inc. and Diversified Marine Products, L.P. are now being managed by the Marine Engine segment's service and parts business leaders. As a result, the parts and accessories businesses operating results previously reported in the Boat segment are now being reported in the Marine Engine segment. Segment results have been restated for all periods presented to reflect the change in Brunswick’s reported segments.

(2)
Operating earnings (loss) in the second quarter of 2009 includes $35.5 million of pretax restructuring, exit and impairment charges. The $35.5 million charge consists of $9.6 million in the Marine Engine segment, $17.9 million in the Boat segment, $0.2 million in the Fitness segment, $3.2 million in the Bowling & Billiards segment and $4.6 million in Corp/Other. Operating earnings (loss) in the second quarter of 2008 includes $83.1 million of pretax restructuring, exit and impairment charges. The $83.1 million charge consists of $17.6 million in the Marine Engine segment, $37.6 million in the Boat segment, $1.3 million in the Fitness segment, $19.8 million in the Bowling & Billiards segment and $6.8 million in Corp/Other.

(3)
Operating earnings (loss) in the first six months of 2009 includes $75.1 million of pretax restructuring, exit and impairment charges. The $75.1 million consists of $21.3 million in the Marine Engine segment, $42.9 million in the Boat segment, $1.2 million in the Fitness segment, $4.0 million in the Bowling & Billiards segment and $5.7 million in Corp/Other. Operating earnings (loss) in the first six months of 2008 includes $105.3 million of restructuring, exit and impairment charges. The $105.3 million consists of $19.1 million in the Marine Engine segment, $51.4 million in the Boat segment, $1.3 million in the Fitness segment, $25.4 million in the Bowling & Billiards segment and $8.1 million in Corp/Other.

Brunswick Corporation
Comparative Condensed Consolidated Balance Sheets
(in millions)

	July 4,	December 31,	June 28,
	2009	2008	2008
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$461.2	$317.5	$392.8
Accounts and notes receivables, net	405.5	444.8	604.8
Inventories
Finished goods	299.0	457.7	471.0
Work-in-process	201.1	248.2	311.6
Raw materials	79.9	105.8	139.7
Net inventories	580.0	811.7	922.3
Deferred income taxes	16.4	103.2	242.6
Prepaid expenses and other	33.5	59.7	44.8
Current assets	1,496.6	1,736.9	2,207.3

Net property	836.6	917.6	1,001.9

Other assets
Goodwill, net	291.1	290.9	677.3
Other intangibles, net	81.5	86.6	213.1
Investments	62.2	75.4	103.1
Other long-term assets	106.4	116.5	142.4
Other assets	541.2	569.4	1,135.9

Total assets	$2,874.4	$3,223.9	$4,345.1

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$82.4	$3.2	$0.8
Accounts payable	222.7	301.3	421.6
Accrued expenses	652.4	696.7	836.8
Current liabilities	957.5	1,001.2	1,259.2

Long-term debt	727.8	728.5	726.9
Other long-term liabilities	768.3	764.3	433.8
Common shareholders' equity	420.8	729.9	1,925.2

Total liabilities and shareholders' equity	$2,874.4	$3,223.9	$4,345.1

Supplemental Information
Debt-to-capitalization rate	65.8%	50.1%	27.4%

Brunswick Corporation
Comparative Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)
	Six Months Ended
	July 4,	June 28,
	2009	2008

Cash flows from operating activities
Net earnings (loss)	$(347.9)	$7.3
Depreciation and amortization	80.6	90.5
Pension expense	42.3	3.3
Deferred income taxes	31.4	(22.5)
Provision for doubtful accounts	26.9	13.0
Impairment charges	14.4	52.8
Changes in certain current assets and current liabilities	214.4	(104.5)
Repurchase of accounts receivable (1)	(84.2)	-
Income taxes	78.5	23.7
Other, net	11.7	(1.0)
Net cash provided by operating activities	68.1	62.6

Cash flows from investing activities
Capital expenditures	(13.7)	(58.0)
Investments	5.4	13.0
Proceeds from investment sale	-	40.4
Proceeds from sale of property, plant and equipment	5.4	3.4
Other, net	(0.2)	0.2
Net cash used for investing activities	(3.1)	(1.0)

Cash flows from financing activities
Net issuances of short-term debt	5.5	0.3
Net proceeds from asset-based lending facility (1)	73.9	-
Payments of long-term debt including current maturities	(0.7)	(0.5)
Net cash provided by (used for) financing activities	78.7	(0.2)

Net increase in cash and cash equivalents	143.7	61.4
Cash and cash equivalents at beginning of period	317.5	331.4
Cash and cash equivalents at end of period	$461.2	$392.8

Free Cash Flow
Net cash provided by operating activities	$68.1	$62.6

Net cash provided by (used for):
Capital expenditures	(13.7)	(58.0)
Proceeds from investment sale	-	40.4
Proceeds from sale of property, plant and equipment	5.4	3.4
Other, net	(0.2)	0.2
Total free cash flow	$59.6	$48.6

(1) On May 29, 2009, the Company repurchased $84.2 million of accounts receivable from Brunswick Acceptance Company, LLC, the Company's financial services joint venture with CDF Ventures, LLC, a subsidiary of GE Capital Corporation. Additionally on May 29, 2009, the Company borrowed $81.1 million under a new asset-based lending (ABL) facility with GE Commercial Distribution Finance Corporation. As of July 4, 2009, the amount of borrowings outstanding under the ABL facility was $73.9 million.